Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-129846) pertaining to Savings Banks Employees Retirement Association 401(k) Plan as adopted by Legacy Banks, of our report dated June 27, 2007, with respect to the financial statements and schedules of the Savings Banks Employees Retirement Association 401(k) Plan as adopted by Legacy Banks, included in this Annual Report (Form 11-K) for the years ended December 31, 2006 and 2005.

/s/ Parent, McLaughlin & Nangle
Certified Public Accountants, Inc.

June 27, 2007
Boston, MA